Exhibit 99.1

FOR IMMEDIATE RELEASE:

Global Earth Energy, Inc. Secures Up to $10 Million in Equity Financing

WILMINGTON, NC--(Marketwire - 05/24/10) - Global Earth Energy, Inc. (OTCBB:GLER), a North American provider of renewable energy products and services, announced today that it has executed an Investment Agreement with Dutchess Opportunity Fund, II, LP (“Dutchess”) based in Boston, Massachusetts. Under the terms of the agreement, Dutchess has committed to purchasing up to $10,000,000 of Global Earth Energy's common stock for a period of thirty six (36) months after a registration statement is declared effective. The Company shall have the right to sell shares to Dutchess at such times management determines and as specified in the Investment Agreement. For full details, please see the 8-K filing with the SEC at www.sec.gov.

“The proceeds of our equity financing will be used primarily to fuel the U.S. expansion of our newly acquired subsidiary RCI Solar,” said Syd Harland, CEO of Global Earth Energy, Inc. “As Western Canada's rapidly growing solar energy company, RCI Solar has the potential to scale up its distribution capacity and increase its market share in both in Canada and the U.S. Given President Obama's recovery act funding and extension of the solar energy tax credit, photo voltaics are experiencing a surge in demand. RCI Solar is poised to capitalize on this favorable regulatory environment that is ushering in the adoption of cleaner and sustainable solar energy systems.”

About Dutchess Capital

Mr. Harland continued, “This financing structure has a proven track record and we are excited to be working with Dutchess Opportunity Fund. We look forward to building a long term relationship with their experienced and well-established team.”

Dutchess Capital is an investment manager which provides creative financing for promising, growth-stage companies. Founded in 2000, funds managed by Dutchess have made over $200 million in direct investments in companies throughout North America, Europe and Asia.

For almost a decade, Dutchess has been a global leader in Equity Line Facilities and has transacted in excess of $1.6 billion in such financings. The Equity Line Facility is a flexible financing structure by which publicly traded companies can raise capital quickly, efficiently and with less dilution than most traditional offerings.

For more information, visit: www.dutchessopportunity.com, a fund managed by www.dutchesscapital.com

About Global Earth Energy, Inc.

Through its subsidiary RCI Solar, Inc., Global Earth Energy, Inc. provides renewable energy products and services to residential and commercial markets in North America. The Company sells complete turnkey renewable energy solutions based on three core products: Solar Domestic Hot Water, Solar Photo Voltaic (PV) Panels and AQUA III Heating & Cooling System. Along with these products, RCI Solar supplies a wide variety of fan convectors, solar storage tanks, controls, inverters, and ancillaries from its headquarters in Vancouver, British Columbia, Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of

1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Certain risks are detailed in the Company's Form 10-K and other periodic filings with the Securities Exchange Commission at www.sec.gov. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date hereof.

Contact:

Syd Harland

CEO

Global Earth Energy

Tel: 910-270-7749

See also: www.globalearthenergy.com